UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2022

LIFEMD, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-39785	76-0238453
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

236 Fifth Avenue, Suite 400
New York, NY 10001
(Address of principal executive offices, including zip code)

(866) 351-5907
(Registrant’s telephone number, including area code)

Check the appropriate box below if the 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	LFMD	The Nasdaq Capital Market
Series A Cumulative Perpetual Preferred Stock, $0.0001 per share	LFMDP	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 15, 2022, LifeMD, Inc. (the “Company”) appointed Kathleen E. Walsh to the board of directors (the “Board”) of the Company.

Ms. Walsh has served as President and Chief Executive Officer of Boston Medical Center since 2010. She previously served as Executive Vice President and Chief Operating Officer of Brigham and Women’s Hospital from 2005 to 2010. Prior to that, she served as the Chief Operating Officer for NIBR and at Massachusetts General Hospital in positions including Senior Vice President of Medical Services and at the MGH Cancer Center. She has also held hospital administrator positions in New York City hospitals including Montefiore, Columbia Presbyterian Medical Center, Saint Luke’s—Roosevelt Hospital Center and the New York City Health and Hospitals Corporation. Ms. Walsh was a member of the board of the Federal Reserve Bank of Boston until 2020. She currently serves on the board of directors of the Boston Public Health Commission, the Massachusetts Hospital Association, Yale University, the Association of American Medical Colleges, and the Pine Street Inn. Ms. Walsh served as a director of Navigant Consulting, Inc., a management consultancy firm, from 2017 to 2020 and served on its Audit Committee; WellCare Health Plans, Inc., a health insurance company, from 2017 to 2020 and served on its Audit Committee and IT Committee; Imprivata, Inc., an information technology security company, from February 2016 until September 2016; and CAE Inc., a civil aviation simulation technology company, from June 2013 to August 2015 and served on its Audit Committee. Ms. Walsh holds a B.A. and Master of Public Health from Yale University.

Related Party Transactions

There are no related party transactions with regard to Ms. Walsh reportable under Item 404(a) of Regulation S-K.

Compensatory Arrangements

In connection Ms. Walsh’s appointment to the Board, the Company and Ms. Walsh entered into a Director Agreement, whereby, as compensation for her services as a member of the Board, Ms. Walsh received (i) a grant of 75,000 restricted shares of the Company’s common stock, with 37,500 restricted shares vesting immediately and 37,500 restricted shares vesting on the two-year anniversary of the Director Agreement, pursuant to a Restricted Stock Award Agreement under the LifeMD, Inc. 2020 Equity and Incentive Plan, as amended (the “Plan”), and (ii) a stock option to purchase 37,500 shares of the Company’s common stock, vesting on the two-year anniversary of the Director Agreement, pursuant to a Non-Qualified Stock Option Agreement under the Plan. Additionally, Ms. Walsh shall be paid $6,000 per quarter, as compensation for her services as a member of the Board. Unvested restricted shares and stock options will vest immediately in the event that Ms. Walsh is removed as director or not asked to stand for re-election for reasons other than for “Cause,” as defined in the Plan, or immediately prior to the closing of a “Change in Control,” as defined in the respective award agreements. The awards may be forfeited in the event of Ms. Walsh’s breach of certain covenants contained in the respective award agreements.

Item 5.02 of this Current Report on Form 8-K contains only a brief description of the material terms of and does not purport to be a complete description of the rights and obligations of the parties to the Director Agreement, Restricted Stock Award Agreement and Non-Qualified Stock Option Agreement, and such description is qualified in its entirety by reference to the full text of the agreements, which are filed as Exhibits 10.1 through 10.3 and incorporated by reference into this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

Exhibit	Description

10.1	Director Agreement, dated December 15, 2022, between LifeMD, Inc. and Kate Walsh
10.2	Restricted Stock Award Agreement, dated December 15, 2022, between LifeMD, Inc. and Kate Walsh
10.3	Non-Qualified Stock Option Agreement, dated December 15, 2022, between LifeMD, Inc. and Kate Walsh
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIFEMD, INC.

Dated:	December 21, 2022	By:	/s/ Eric Yecies
Eric Yecies
General Counsel and Chief Compliance Officer